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                                                                       Exhibit 4
                                                                       ---------

                    1987 Stock Option and Incentive Plan of
                      Hawaiian Electric Industries, Inc.
               (as amended and restated effective June 19, 2001)


I.   General Provisions

     1.1  Purposes of the Plan

          The purposes of the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc., (the "Company") are to provide a means to attract and retain high caliber personnel and to provide to participating employees long-term incentives for sustained high levels of performance for the Company and its subsidiaries. These purposes may be achieved through the granting of Incentive Awards under the Plan.

     1.2  Definitions

          (a) "Average Fair Market Value" means, as of any determination date, the average of the daily high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange as quoted in the New York Stock Exchange Composite Transactions published in the Western Edition of The Wall Street Journal for all trading days during the calendar month preceding the determination date. If the Common Stock is not admitted to trade on the New York Stock Exchange, the Average Fair Market Value shall be determined by the Committee in such other reasonable manner as the Committee shall decide.

          (b) "Board" means the Board of Directors of Hawaiian Electric Industries, Inc.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Committee" means the Compensation Committee of the Board of Directors. The Committee shall be composed entirely of members who meet the requirements of Section 1.4(a) hereof.

          (e) "Common Stock" means the Common Stock of Hawaiian Electric Industries, Inc.

          (f) "Company" means Hawaiian Electric Industries, Inc. and any successor corporation.

          (g) "Employee" means any regular full-time employee of the Company or any of the Company's present or future parent or subsidiary corporations (as defined in Section 424 of the Code), or any successor of such corporation.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i) "Fair Market Value" means, as of any determination date, the average of the daily high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange as quoted in the New York Stock Exchange Composite Transactions published in the Western Edition of The Wall Street Journal on the date as of which Fair Market Value is to be determined, or if there is no trading of Common Stock on such date, the average of the daily high and low sales prices of the Common Stock as quoted in such Composite Transactions on the next preceding date on which there was trading in such shares, or if the

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Common Stock is not admitted to trade on the New York Stock Exchange, the Fair
Market Value shall be determined by the Committee in such other reasonable manner as the Committee shall decide.

          (j) "Incentive Award" means a Stock Option, Restricted Stock, Stock Appreciation Right, Stock Payment, Dividend Equivalent, or Performance Award granted or sold under the Plan.

          (k) "Incentive Stock Option" means an incentive stock option, as defined under Section 422 of the Code and the regulations thereunder.

          (l) "Nonqualified Stock Option" means a stock option other than an Incentive Stock Option.

          (m) "Option" means a right to purchase Common Stock and refers to both Incentive Stock Options and Nonqualified Stock Options.

          (n) "Participant" means any Employee or, in the case of death of the Employee, the Employee's beneficiary, selected to receive an Incentive Award pursuant to Section 1.5 hereof.

          (o) "Payment Event" means the occurrence of the event or events giving rise to the right to payment of a Performance Award.

          (p) "Performance Award" means an award, payable in cash or Common Stock or combination thereof, the value of which may be determined by the Committee at the time the Performance Award is granted.

          (q) "Plan" means the Company's 1987 Stock Option and Incentive Plan as set forth herein, as amended from time to time.

          (r) "Purchase Price" means the purchase price to be paid by a Participant for Restricted Stock as determined by the Committee.

          (s) "Restricted Stock" means Common Stock that the Participant may purchase at a price determined by the Committee, or Common Stock to which the Participant may become entitled without payment of any price upon the lapse of restrictions specified in the restricted stock agreement under which Common Stock is granted, in either case which Common Stock is nontransferable and subject to substantial risk of forfeiture until specific restrictions are satisfied or lapse. Restrictions may be based on continuing employment or achievement of preestablished performance objectives, but in all cases such restrictions shall include the requirement that the Participant continue to be an Employee for a specified period of time, which period shall not be less than three months after the date of grant.

          (t) "Rule 16b-3" means Rule 16b-3 promulgated under Section 16 of the Exchange Act (or any other comparable provisions in effect at the time or times in question).

          (u) "Stock Appreciation Right" or "Right" means a right granted pursuant to Section V of the Plan to receive a number of shares of Common Stock, or an amount of cash, or a combination of shares and cash, based on the increase in the Fair Market Value of the share subject to the right.

          (v) "Stock Payment" means a payment in shares of the Company's Common Stock (valued at Fair Market Value or Average Fair Market Value, as determined by the Committee)

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to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to a Participant in cash.

     1.3  Shares of Common Stock Subject to the Plan

          (a) Subject to the provisions of Section 1.3(c) and Section 8.1 of the Plan, the aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards under the Plan shall be 2,650,000 shares. Notwithstanding the foregoing, commencing with the 1996 calendar year, grants of Options under the Plan to any individual in any calendar year shall be limited to Options to purchase no greater than 100,000 shares of Common Stock.

          (b) The Common Stock to be issued under the Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

          (c) If any shares of Common Stock subject to an Option (and related Stock Appreciation Right, if any) terminate without being exercised, then shares subject to such Option shall be available again for the grant of Options or other Incentive Awards under the Plan. If any shares subject to a Restricted Stock Award are forfeited, expire or are otherwise cancelled or terminated, then shares subject to such Restricted Stock Award shall be available again for the grant of Restricted Stock Awards or other Incentive Awards under the Plan. Shares of Common Stock with reference to which Stock Appreciation Rights have been granted shall be available for granting of Incentive Awards to the extent the Stock Appreciation Rights are exercised for cash, or, with respect to Stock Appreciation Rights not related to Options, to the extent the Stock Appreciation Rights terminate without being exercised. If any other Incentive Award shall expire or be forfeited, cancelled or terminated for any reason, the shares of Common Stock available under such Incentive Award shall be available again for the granting of Incentive Awards to the maximum extent consistent with Rule 16b-3.

     1.4  Administration of the Plan

          (a) The Plan will be administered by the Committee, which will consist of two or more persons who are "disinterested persons" within the meaning of
Rule 16b-3.   At such time as the Board deems it necessary for the Plan to satisfy the applicable requirements of Section 162(m) of the Code, the members of the Committee will also be "outside directors" within the meaning of Section 162(m) of the Code.

          (b) Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to determine the Employees to whom, and the time or times at which, Incentive Awards may be granted or sold, the nature of the Incentive Award, the number of shares of Common Stock that make up each Incentive Award, the performance criteria (which need not be identical) utilized to measure the value of Performance Awards, the form of payment (cash or Common Stock or a combination thereof) payable upon the event or events giving rise to payment of an Incentive Award and such other terms and conditions applicable to each individual Incentive Award as the Committee shall determine. The Committee may grant at any time new Incentive Awards to a Participant who has previously received Incentive Awards or other grants (including other stock options) whether such prior Incentive Awards or such other grants are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Incentive Awards. The purchase price or initial value of the Incentive Awards may be established by the Committee without regard to the existing Incentive Awards or such other grants.

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          (c) Each Incentive Award will be evidenced by a written instrument signed by the Participant or granted pursuant to a written performance plan adopted by the Committee and may include any other terms and conditions consistent with the Plan as the Committee may in its discretion determine. Each Option award agreement shall designate the Option as either an Incentive Stock Option or Nonqualified Stock Option.

          (d) Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and provisions of the Incentive Award agreements, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

          (e) No member of the Board or the Committee or designee thereof will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any transaction arising under the Plan.

     1.5  Participation

          (a) Such employees of the Company and its subsidiaries as may be selected by the Committee in its discretion are eligible to participate in the Plan. An individual who has been granted or sold an Incentive Award may, if otherwise eligible, be granted or sold additional Incentive Awards if the Committee so determines.

          (b) No person who owns (or is deemed to own) immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company will be eligible for the grant of an Incentive Stock Option. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least 110% of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

          (c) In no event may any member of the Board who is not an Employee be granted an Incentive Award.

II.  Terms and Conditions of Options

     2.1  Option Plan

          The purchase price of Common Stock under each Incentive Stock Option will be determined by the Committee but may not be less than the Fair Market Value on the date of grant. The purchase price of Common Stock under each Nonqualified Stock Option will be determined by the Committee but may not be less than 85% of the Average Fair Market Value on the date of grant.

     2.2  Exercisability

          Options granted pursuant to this Plan shall be exercisable at such times and under such conditions as shall be determined by the Committee; provided, however that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

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     2.3  Exercise of Option

          Options may be exercised by written notice to the Company specifying the number of shares of Common Stock with respect to which the option has been exercised. At the time of exercise of an Option, the purchase price shall be paid in full in cash or its equivalent acceptable to the Committee. To the extent provided by the Option agreement executed by the Participant, the purchase price may be paid by the assignment and delivery to the Company of shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the exercise price, or in such other manner acceptable to the Committee. Any shares assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date. No fractional shares will be issued pursuant to the exercise of an Option, but the Committee in its discretion, may make a cash payment.

III. Terms and Conditions of Performance Awards

     3.1  Grant of Performance Awards

          The Committee shall determine the performance criteria (which need not be identical) to be utilized to calculate the value of Performance Awards, the terms of such Performance Awards, the Payment Event, and the form and time of payment of Performance Awards. The specific terms and conditions of each Performance Award shall be set forth in a written instrument evidencing the grant of a Performance Award, or in a performance plan adopted by the Committee.

     3.2  Payment of Performance Awards

          Payment of Performance Awards may be in cash or in shares of Common Stock valued at Fair Market Value or Average Fair Market Value on the date of payment, or a combination of Common Stock and cash, as the Committee in its discretion may determine. The Committee may permit a Participant to elect to defer receipt of any portion of a Performance Award that is paid in cash or shares of Common Stock and credit any such amounts with an interest rate or such other rate of return as shall be specified by the Committee. The Committee may impose a limitation on the amount payable upon the occurrence of a Payment Event, which limitation shall be set forth in the written instrument evidencing the grant of a Performance Award.

     3.3  Expiration of Performance Awards

          If any Participant's employment with the Company is terminated for any reason prior to the occurrence of the Payment Event, all of the Participant's rights under the Performance Award shall expire and terminate unless the applicable performance award agreement or plan provides otherwise.

IV.  Restricted Stock

     4.1  Award of Restricted Stock

          The Committee may grant awards of Restricted Stock to Employees. The Committee shall determine the Purchase Price, the terms of payment of the Purchase Price, the restrictions upon the Restricted Stock, and when such restrictions shall lapse. The Committee may determine that Restricted Stock may be awarded without requiring payment of a Purchase Price. In all instances, an award of Restricted Stock shall include a restriction requiring that the Participant receiving the award must remain an Employee for a specified period of time, which period shall not be less than three months after the date of grant. The terms and conditions of the Restricted Stock shall be set forth in a written agreement.

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     4.2  Conditions of Restricted Stock

          All shares of Restricted Stock (including shares received as a result of stock dividends, stock splits or other forms of recapitalization) sold pursuant to the Plan will be subject to the following conditions:

          (a) The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions are removed or expire.

          (b) The Participant shall enter into an escrow agreement (which agreement may be part of the written agreement setting forth the terms and conditions of the Restricted Stock and may specify the Secretary of the Company as escrow holder), providing that the certificates representing the Restricted Stock sold to a Participant pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

          (c) Each certificate representing Restricted Stock sold to a Participant pursuant to the Plan will bear a legend making appropriate reference to the restriction imposed.

          (d) Such other conditions as the Committee may deem advisable including, without limitation, restrictions designed to facilitate compliance with or exemption from the Exchange Act, the requirements of any stock exchange on which shares of the same class are listed, and with any Blue Sky or securities laws which may be applicable to such shares.

     4.3  Lapse of Restrictions

          The restrictions imposed upon Restricted Stock under Section 4.2 above will lapse in accordance with such conditions as are determined by the Committee and set forth in a written instrument describing the terms of the sale of the Restricted Stock.

     4.4  Rights of Participant

          Subject to the provisions of Section 4.2 above, and the restrictions imposed pursuant to Section 4.2, the Committee may determine that the Participant will have all rights of a stockholder with respect to the Restricted Stock sold to the Participant, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each Participant who has an outstanding award of Restricted Stock that is subject to restrictions shall deposit with the Company any stock, securities or other property which the Participant is entitled to receive with respect to the Participant's shares of Restricted Stock by reason of an event described in
Section 8.1(a) hereof, and such stock, securities or other property will be subject to the restrictions imposed on such Restricted Stock.

     4.5  Termination of Employment

          Unless the applicable Restricted Stock award agreement provides otherwise, upon a Participant's termination of employment for any reason, all of the Participant's Restricted Stock remaining subject to restrictions on the date of such termination of employment shall be forfeited and shall be available again for grant of Incentive Awards under the Plan.

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V.   Stock Appreciation Rights

     5.1  Granting of Stock Appreciation Rights

          The Committee may approve the grant of Stock Appreciation Rights related to Options to Participants, subject to the following terms and conditions:

          (a) A Stock Appreciation Right may be granted:

               (i) either at the time of grant, or at any time thereafter during the Option term if related to a Nonqualified Stock Option; or

               (ii) only at the time of grant if related to an Incentive Stock Option.

          (b) A Stock Appreciation Right granted in connection with an Option will entitle the holder of the related Option, upon exercise of the Stock Appreciation Right, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed pursuant to Section 5.1(d). Such Option will, to the extent surrendered, then cease to be exercisable.

          (c) Subject to Section 5.1(f), a Stock Appreciation Right granted in connection with an Option hereunder will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

          (d) Upon the exercise of a Stock Appreciation Right related to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

               (i) the difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

               (ii) the number of shares as to which such Stock Appreciation Right has been exercised.

          (e) Payment of the amount determined under Section 5.1(d) may be made in whole shares of Common Stock in a number determined at their Fair Market Value or Average Fair Market Value (as determined by the Committee) on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, in cash or in a combination of cash and shares as the Committee deems advisable. If the Committee decides to make full payment in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

          (f) The Committee may, at the time a Stock Appreciation Right is granted, impose such conditions on the exercise of the Stock Appreciation Right as may be required to satisfy the requirements of Rule 16b-3. Without limiting the generality of the foregoing, the Committee may determine that a Stock Appreciation Right may be exercised only during the period beginning on the third business day and ending on the twelfth business day following the release of the Company's quarterly and annual summarized financial data.

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          (g) To the extent required to satisfy the applicable requirements of
Rule 16b-3, no Stock Appreciation Right granted to a Participant of the Company subject to Section 16 of the Exchange Act may be exercised before six (6) months after the date of grant, except (i) in the event death of the Participant occurs before the expiration of the six-month period, or (ii) to the extent permitted pursuant to Rule 16b-3, in the event disability of the Participant occurs before the expiration of the six-month period.

VI.  Stock Payment

          The Committee may approve Stock Payments of the Company's Common Stock (valued at Fair Market Value or Average Fair Market Value at the time of payment, as determined by the Committee) to an Employee for all or any portion of the compensation (other than base salary) that would otherwise become payable to an Employee in cash.

VII.  Dividend Equivalents

          A Participant may also be granted at no additional cost "Dividend Equivalents" based on the dividends declared on the Common Stock on record dates during the period between the date an Option is granted and the date such Option is exercised, or such other period, as determined by the Committee. Such Dividend Equivalents shall be converted to additional shares or cash by such formula as may be determined by the Committee.

          Dividend Equivalents shall be computed, as of each dividend record date, both with respect to the number of shares under the Option and with respect to the number of Dividend Equivalent shares previously credited to the Participant (or Participant's successor in interest) and not issued during the period prior to the dividend record date.

VIII.  Other Provisions

       8.1  Adjustment Provisions

          (a) Subject to Section 8.1(b) below, if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Section 1.3, (ii) the number and kind of shares or other securities subject to the outstanding Incentive Awards, and (iii) the price for each share or other unit of any other securities subject to outstanding Incentive Awards without material change in the aggregate purchase price or value as to which such Incentive Awards remain exercisable or subject to restrictions.

          (b) In addition to the adjustments covered under Section 8.1(a) above, any Incentive Award may contain provisions to the effect that upon the occurrence of certain events, including a change in control of the Company (as defined by the Committee in the Participant's Incentive Award agreement), any outstanding Incentive Awards not theretofore vested, exercisable, payable or free from restrictions, as the case may be, shall either immediately, or upon a further determination made by the Committee at the time of the event, become fully vested, exercisable, payable, or free from restrictions.

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          (c) Adjustments and determinations under Section 8.1(a) and 8.1(b)
will be made by the Committee, whose determination will be final, binding, and conclusive. No fractional interests will be issued under the Plan resulting from any such adjustments, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

     8.2  Continuation of Employment

          Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or affect the right of the Company to terminate the employment of any Participant at any time with or without cause.

     8.3  Compliance with Government Regulations

          No shares of Common Stock will be issued pursuant to an Incentive Award unless and until all applicable requirements imposed by Federal and State securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to an Incentive Award, the Company may require the Participant to take any reasonable action to comply with such requirements.

     8.4  Privileges of Stock Ownership

          No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award except as to such share of Common Stock, if any, that have been issued to such Participant.

     8.5  Withholding

          The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold in connection with any Incentive Award. The Company may require the Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to the Participant. To the extent permitted by the applicable Incentive Award agreement a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the Common Stock otherwise issuable to the Participant, a number of shares having a Fair Market Value, as of the date the withholding tax obligations arises, less than or equal to the amount of withholding tax obligations; or (c) delivering to the Company already owned and unencumbered shares of Common Stock having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation.

     8.6  Transferability of Incentive Awards

          To the extent necessary to satisfy the requirements of Rule 16b-3 with respect to Incentive Awards granted under the Plan, the Committee shall provide that (a) no Option or Right may be exercised during the life of the Participant other than by the Participant or the Participant's duly appointed guardian or personal representative, and (b) no Incentive Award and no Right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature except that, under such rules as the Committee may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Incentive Award in the event of death of a Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Incentive Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the Participant of such

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Incentive Award. Notwithstanding the foregoing, the Committee may permit transferability of Incentive Awards to the extent permitted by the applicable provisions of Rule 16b-3; provided, however, that the Committee, in its discretion, may impose any restrictions on transferability of Incentive Awards as it deems appropriate.

     8.7  Amendment and Termination of Plan; Amendment of Incentive Award

          (a) The Board will have the power, in its discretion, to amend, suspend, or terminate the Plan at any time; provided, however, that no amendment to the Plan may be made without approval of the stockholders of the Company to the extent stockholder approval of the amendment is required to comply with the requirements of Rule 16b-3 or, if applicable, Section 162(m) of the Code.

          (b) Except as otherwise provided by the applicable Incentive Award agreement or by Section 1.4, the Committee may not, without the consent of a Participant, make modifications in the terms and conditions of an Incentive Award.

          (c) No amendment, suspension, or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligations under any Incentive Award previously granted under the Plan.

IX.  Interpretation

          The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

X.   Duration of Plan

          Unless previously terminated by the Board of Directors, the Plan will terminate on February 19, 2006.

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